Press Release

iStar Intends to Explore Market Interest for Its Net Lease Assets

NEW YORK, July 6, 2021

iStar Inc. (NYSE: STAR) announced today that it intends to explore market interest for possible sales of its net lease assets. The Company has engaged Eastdil Secured as an advisor in this process. There can be no assurance as to whether iStar will sell some, all or none of its net lease assets, or as to the timing and terms of any sales. iStar’s net lease portfolio includes assets that it owns directly and through joint ventures. The aggregate portfolio comprises 19 million square feet of institutional quality office, entertainment, and industrial properties located throughout the country.

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com